As filed with the Securities and Exchange Commission on June 14, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

13-3956775
(I.R.S. Employer Identification Number)

420 Lexington Avenue
New York, New York 10170
(212) 594-2700
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Andrew S. Levine, Esq.
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
(212) 594-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.
Laura A. Kaufmann Belkhayat, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock (par value $.01 per share)	68,973	$(2)	$(2)	$(2)

(1)
This registration statement also relates to such additional shares of common stock as may be issued in connection with a stock split, stock dividend or similar transaction, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(2)
As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement on Form S-3ASR (the "Registration Statement") only includes 68,973 unsold shares of common stock that have been previously registered and for which the registration fee has been paid. Accordingly, there is no registration fee due in connection with this Registration Statement.

        Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include 68,973 unsold shares of Common Stock previously registered pursuant to the Registration Statement on Form S-3ASR (No. 333-167599) that we filed with the SEC on June 17, 2010 (the "Prior Registration Statement"). We previously paid filing fees of $290.74 in connection with the registration of such unsold shares of Common Stock on the Prior Registration Statement, which filing fees were supplied from a prior registration statement on Form S-3ASR (No. 333-143941). The registration fees paid in connection with the offer and sale of the unsold shares of Common Stock covered by the Prior Registration Statement will continue to be applied to the unsold shares of Common Stock registered hereby. In accordance with Rule 415(a)(6), the offering of unsold shares of Common Stock under the Prior Registration Statement will be terminated upon the filing of this Registration Statement.

PROSPECTUS

68,973 Shares

Common Stock

        This prospectus relates to the offer and sale from time to time of up to 68,973 shares (the "registered shares") of our common stock, par value $0.01 per share, by persons who receive such shares in exchange for the 3.00% Exchangeable Senior Notes due 2027 (the "notes") issued by our operating partnership, SL Green Operating Partnership, L.P. ("SLGOP"), in a private placement on March 26, 2007. Under certain circumstances, we may issue shares of common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of such common stock, whom we refer to collectively herein as the selling stockholders, may use this prospectus to resell from time to time the shares of common stock that we may issue to them upon the exchange or redemption of the notes. Additional selling stockholders may be named in a prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which are incorporated by reference in this prospectus. The registration of the common stock to which this prospectus relates does not necessarily mean that any of the selling stockholders will exchange their notes for common stock, that upon any exchange or redemption of the notes we will elect, in our sole and absolute discretion, to exchange or redeem some or all of the notes for shares of common stock rather than cash, or that any shares of common stock received upon exchange or redemption of the notes will be sold by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "SLG." On June 13, 2013, the closing sale price of our common stock on the NYSE was $89.67 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus and page 10 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference into this prospectus.

        The selling stockholders from time to time may offer and sell registered shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Each of the selling stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of registered shares to be made directly or through agents.

        The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2013.

        You should rely only on the information incorporated by reference or provided in this prospectus, any accompanying prospectus supplement or which we or the selling stockholders provide to you. We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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 ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the offered shares of common stock. Each time the selling stockholders sell any of these offered shares of common stock, the selling stockholders will provide you with this prospectus and a prospectus supplement or other offering material, if applicable, that will contain specific information about the terms of that sale and the manner by which such shares of common stock are offered. Any such prospectus supplement or other offering material also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering material, together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference." Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act using a "shelf" registration process. Under a shelf registration process, the selling stockholders may, from time to time, sell shares of common stock covered by this prospectus in one or more offerings. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, which can be read at the SEC's web site (www.sec.gov) or at the SEC's offices referred to under the heading "Where You Can Find More Information; Incorporation by Reference." This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is apart, and you may obtain copies of those documents as described under the heading "Where You Can Find More Information; Incorporation by Reference." You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of each document.

        As used in this prospectus, unless the context otherwise requires, the terms "we," "us," "our," "SL Green" and "our company" refer to SL Green Realty Corp. and all entities owned or controlled by SL Green Realty Corp., including SLGOP, our operating partnership. In addition, the term "properties" means those which we directly own by holding fee title, leasehold or otherwise or indirectly own, in whole or in part, by holding interests in entities that own such properties.

ii

THE COMPANY

        We are a self-managed real estate investment trust ("REIT") with in-house capabilities in property management, acquisitions, financing, development, construction and leasing. We were incorporated in Maryland in June 1997 for the purpose of continuing the commercial real estate business of S.L. Green Properties, Inc., our predecessor entity. S.L. Green Properties, Inc., which was founded in 1980 by Stephen L. Green, our Chairman, had been engaged in the business of owning, managing, leasing, acquiring and repositioning office properties in Manhattan. We began trading on the NYSE on August 15, 1997 under the symbol "SLG."

        As of March 31, 2013, we owned the following interests in commercial office properties in the New York Metropolitan area, primarily in midtown Manhattan, a borough of New York City. Our investments in the New York Metropolitan area also include investments in Brooklyn, Long Island, Westchester County, Connecticut and northern New Jersey, which are collectively known as the Suburban assets:

Location	Ownership	Number of Properties	Square Feet	Weighted Average Occupancy(1)
Manhattan	Consolidated properties	27	18,347,945	93.8%
	Unconsolidated properties	9	5,934,434	95.3%
Suburban	Consolidated properties	26	3,899,800	78.4%
	Unconsolidated properties	5	1,539,700	84.7%

		67	29,721,879	91.6%

(1)
The weighted average occupancy represents the total leased square feet divided by total available square feet.

        As of March 31, 2013, our Manhattan office properties were comprised of 21 fee owned properties, including ownership in commercial condominium units, and six leasehold owned properties. As of March 31, 2013, our Suburban office properties were comprised of 25 fee owned properties and one leasehold property. As of March 31, 2013, we also held fee owned interests in nine unconsolidated Manhattan office properties and five unconsolidated Suburban office properties.

        As of March 31, 2013, we also owned investments in 14 stand-alone retail properties encompassing approximately 465,207 square feet, 15 development properties encompassing approximately 2,580,691 square feet, three residential properties encompassing 468 units (approximately 497,093 square feet), two land interests encompassing 961,400 square feet and 31 west coast office properties encompassing approximately 4,473,603 square feet. In addition, we manage two office properties owned by third parties and affiliated companies encompassing approximately 626,415 rentable square feet. As of March 31, 2013, we also held debt and preferred equity investments with a book value of $1.4 billion.

        Our principal corporate offices are located in midtown Manhattan at 420 Lexington Avenue, New York, New York 10170. As of December 31, 2012, our corporate staff consisted of approximately 273 persons, including 170 professionals experienced in all aspects of commercial real estate. We can be contacted at (212) 594-2700. We maintain a website at www.slgreen.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the section entitled "Risk Factors" beginning on page 10 in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Future sales or issuances of our common stock in the public markets, or the perception of such sales, could depress the trading price of our common stock.

        The sale of a substantial number of shares of our common stock or other equity-related securities in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        Certain statements in this prospectus and in the documents incorporated by reference, and in future oral and written statements that we make, may be forward-looking. These statements reflect our beliefs and expectations as to future events and trends affecting our business, consolidated financial condition and results of operations. These forward-looking statements are based upon our current expectations concerning future events and discuss, among other things, anticipated future performance and future business plans. Forward-looking statements are identified by such words and phrases as "anticipates," "believes," "could be," "estimates," "expects," "intends," "plans to," "may," "will" and similar expressions. Forward-looking statements are necessarily subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements.

        The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements:

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  the effect of general economic, business and financial conditions, and their effect on the New York metropolitan real estate market in particular;

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  dependence upon certain geographic markets;

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  risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns;

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  risks relating to debt and preferred equity investments;

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  availability and creditworthiness of prospective tenants and borrowers;

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  bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

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  adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space;

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  availability of capital (debt and equity);

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  unanticipated increases in financing and other costs, including a rise in interest rates;

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  our or our subsidiaries' ability to comply with financial covenants in our debt instruments;

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  our ability to maintain our status as a REIT for federal income tax purposes, SLGOP's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

  •
  risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations;

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  the continuing threat of terrorist attacks, in particular in the New York Metropolitan area and on our tenants;

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  our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and

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  legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

        Except to the extent required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference in this prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of any registered shares by the selling stockholders. We will bear certain expenses of the registration of the registered shares under federal and state securities laws. To the extent that we issue shares, SLGOP issues partnership units to us.

 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the NYSE under the symbol "SLG." The following table sets forth, for the periods indicated, the reported high and low closing prices in U.S. dollars for our common stock on the NYSE. On June 13, 2013, the last reported sale price of our common stock on the NYSE was $89.67 per share. As of June 13, 2013, there were approximately 338 holders of record of our common stock.

	High	Low	Dividend Declared
2011:
First Quarter	$75.73	$67.05	$0.10
Second Quarter	$90.01	$74.72	$0.10
Third Quarter	$87.54	$58.15	$0.10
Fourth Quarter	$71.33	$55.14	$0.25
2012:
First Quarter	$79.27	$68.16	$0.25
Second Quarter	$70.91	$83.31	$0.25
Third Quarter	$85.14	$76.37	$0.25
Fourth Quarter	$79.63	$71.37	$0.33
2013:
First Quarter	$86.29	$78.16	$0.33
Second Quarter (through June 13, 2013)	$94.21	$85.55	—

        Any dividends declared in one quarter will be paid during the subsequent quarter. We expect to continue our policy of distributing our taxable income through regular cash dividends on a quarterly basis, although there is no assurance as to the amount of future dividends because they depend on our future earnings, capital requirements and financial condition. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Dividends" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for additional information regarding our dividend policy.

DESCRIPTION OF COMMON STOCK

        The following description of the terms of our common stock is only a summary. This description is subject to, and qualified in its entirety by reference to, our charter and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law (the "MGCL").

General

        Our charter provides that we may issue up to 160,000,000 shares of common stock, $0.01 par value per share. Subject to the provisions of the charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. As of May 31, 2013, there were 91,716,551 shares of common stock outstanding. In addition, as of May 31, 2013, there were 1,226,135 shares of our common stock underlying options granted under our equity compensation plans and 2.7 million shares of common stock reserved and available for future issuance under our equity compensation plans, 2,585,675 shares of our common stock issuable upon redemption of SLGOP's units of limited partnership interest, an aggregate of 4,029,600 and 68,973 shares of our common stock issuable upon exchange of SLGOP's 3.00% Exchangeable Senior Notes due 2017 and the notes, respectively, and an aggregate of 54 shares of our common stock issuable upon exchange of Reckson Operating Partnership, L.P.'s ("ROP") outstanding 4.00% Exchangeable Senior Debentures due 2025, in each case assuming full redemption or exchange, as the case may be, for shares of our common stock.

        All shares of common stock offered hereby have been duly authorized, and, when issued in exchange for the consideration therefor, will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on this stock if, as and when authorized by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

Provisions of Our Charter

        Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        Our board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The use of a staggered board may delay or defer a change in control of our company or removal of incumbent management.

        Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than our common stock, directors may be removed only for cause, as defined in our charter, and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast generally for the election of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

        On February 19, 2010, we adopted a policy on majority voting in the election of directors. Pursuant to this policy, in an uncontested election of directors, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within ten business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation and, within 60 days following the date of the stockholders' meeting at which the election occurred, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation.

        Under the policy, our board of directors will take formal action on the recommendation no later than 90 days following the date of the stockholders' meeting. In considering the recommendation, our board of directors will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and such additional factors, information and alternatives as the board deems relevant. We will publicly disclose, in a Form 8-K filed with the SEC, the board of directors' decision within four business days after the decision is made. Our board of directors also will provide, if applicable, its reason or reasons for rejecting the tendered resignation.

Restrictions on Ownership

        For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of our outstanding common stock may be owned, directly or indirectly, by five or fewer individuals, according to the definition in the Code, during the last half of a taxable year and the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To satisfy the above ownership requirements and other requirements for qualification as a REIT, our board of directors has adopted, and the stockholders prior to the initial public offering approved, provisions in our charter restricting the ownership or acquisition of shares of our capital stock. See "Restrictions on Ownership of Capital Stock" beginning on page 10 of this prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

CERTAIN ANTI-TAKEOVER PROVISIONS OF MARYLAND LAW

        The following summary of certain anti-takeover provisions of Maryland law does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter and bylaws, each as amended.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or transfer of equity securities or reclassification of equity securities) between a Maryland corporation and any person who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation or an affiliate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, referred to as an interested stockholder, or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the Maryland corporation law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the Maryland corporation law do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder.

        Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it. However, pursuant to the statute, our board of directors has by resolution opted out of these provisions of the Maryland corporation law and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of our company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute. However, no assurances can be given that such resolution will not be modified, amended or revoked in the future or that the provisions of the MGCL relative to business combinations will not be reinstated or again become applicable to us.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of, voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        Our bylaws provide, and we have elected to be subject to the provision of Subtitle 8 that requires, that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter unrelated to Subtitle 8, we also (a) have a classified board and (b) vest in the board the exclusive power to fix the number of directorships.

Anti-Takeover Effect of Certain Provisions of Maryland Law

        The business combination provisions, the control share acquisition provisions and Subtitle 8 of the MGCL could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of securities or otherwise be in their best interests.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

Excess Stock

        Our charter provides that we may issue up to 75,000,000 shares of excess stock, par value $0.01 per share. For a description of excess stock, see "—Restrictions on Ownership" below.

Restrictions on Ownership

        For us to qualify as a REIT under the Code, among other things, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as our stockholders.

        In order to protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, our charter, subject to exceptions, provides that no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which we refer to as the "Ownership Limit," of the lesser of the aggregate number or value of our outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by us. Our charter provides that any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in our disqualification as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in our being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. Our board of directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status and our board of directors otherwise decides that this action is in our best interest.

        Our charter provides that shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to the discovery by us that capital stock has been transferred in violation of the provisions of our charter shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void from the beginning with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting excess stock prior to the discovery by us that shares of capital stock have been transferred in violation of the provisions of the charter shall be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the Ownership Limit. If this transfer is made, the interest of the charitable beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the charitable beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (a) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock shall be distributed, with respect to excess stock converted from preferred stock, ratably with each other holder of preferred stock of the same class or excess stock converted from preferred stock of the same class, and with respect to excess stock converted from common stock, ratably with each other holder of common stock or excess stock converted from common stock. The liquidation distributions allocated to a share of excess stock will be distributed in the same manner as proceeds from a sale of such share of excess stock would be distributed. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of excess stock may be deemed, at our option, to have acted as an agent on behalf of us in acquiring the shares of excess stock and to hold the shares of excess stock on our behalf.

        Shares of excess stock shall be deemed to have been offered to the corporation or its designee for 90 days at a price per share payable to the purported transferee equal to the lesser of (a) the price per share in the transaction that created the excess shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (b) the market price of the common stock or preferred stock which was converted into such excess stock on the date the corporation or its designee accepts the offer. We may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. We may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later of the date on which notice is received of the violative transfer if the original transferee-stockholder gives notice to us of the transfer and, if no notice is given, the date the board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each stockholder shall upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of capital stock of our company as the board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The Ownership Limit and the other provisions of our charter summarized above may have the effect of delaying, deferring or preventing a change in control of our company unless the board of directors determines that maintenance of REIT status is no longer in the best interest of our company.

SELLING STOCKHOLDERS

        The notes were originally issued by SLGOP and sold by the initial purchaser of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of shares of common stock, including their transferees, pledges or donors or their successors, whom we refer to as the selling stockholders, may use this prospectus to resell from time to time the shares of common stock that we may issue to them upon the exchange or redemption of the notes. Information about selling stockholders is set forth herein and information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

        The table below provides, as of June 14, 2013, the names of each selling stockholder and the number of shares of common stock offered by each selling stockholder. As we are not obligated to issue common stock upon exchange or redemption of the notes and the selling stockholders may sell all, some or none of their shares of common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered hereby, or the aggregate number of shares of common stock that will be owned by each selling stockholder upon completion of the offering to which this prospectus relates. The number of shares in the column "Number of shares offered hereby" includes the number of shares of common stock the selling stockholder may receive in exchange for the notes, except as noted. Amounts shown in the column "Number of shares owned before the offering" represent the number of securities shown in the column "Number of shares offered hereby" plus shares of common stock owned by the selling stockholders that are not covered by the registration statement of which this prospectus forms a part.

        The number of shares of common stock issuable upon the exchange or redemption of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the initial exchange rate of 5.7703 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This exchange rate is subject to adjustment in certain events. Accordingly, the number of shares of common stock issued upon the exchange or redemption of the notes may increase or decrease from time to time.

        With respect to the information presented concerning the selling stockholders listed in the table below, we have not conducted any independent inquiry or investigation to ascertain that information and have relied on written questionnaires furnished to us by the selling stockholders for the express purpose of including that information in a registration statement for the registration of the resale of the shares that may be issuable upon exchange of the notes. Based upon information provided by the selling stockholders, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates, except that (i) Citigroup Global Markets Inc. acted as the initial purchaser in connection with the issuance by SLGOP of its 3.00% Exchangeable Senior Notes due 2017 on October 12, 2010, (ii) Deutsche Bank Securities Inc. acted as a sales agent under our at-the-market equity offering program launched on April 13, 2011; (iii) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC each acted as sales agents under our at-the-market equity offering program launched on July 27, 2011; (iv) J.P. Morgan Securities LLC acted as an underwriter in connection with the issuance by us, SLGOP and ROP, as co-obligors, of the 5.00% Senior Notes due 2018 on August 5, 2011; (v) Citigroup Global Markets Inc. acted as an underwriter in connection with the issuance by us of our 6.50% Series I Cumulative Redeemable Preferred Stock on August 10, 2012; (vi) J.P. Morgan Securities LLC acted as an underwriter in connection with the issuance by us, SLGOP and ROP, as co-obligors, of the 4.50% Senior Notes due 2022 on November 15, 2012; (vii) J.P. Morgan Securities LLC acted as a dealer manager in connection with our tender offer for certain securities of ROP on November 28, 2012, (viii) Citigroup Global

Markets Inc. and Credit Suisse Securities (USA) LLC or certain of their affiliates are among our largest tenants; (ix) J.P. Morgan Securities LLC, Deutsche Bank Securities LLC, Citigroup Global Markets Inc. and/or certain of their affiliates are a party to our senior credit facility; and (x) certain other selling stockholders or their affiliates may be a party to our senior credit facility or tenants of our properties.

        Pursuant to the Registration Rights Agreement, dated March 26, 2007, among us, SLGOP and the initial purchaser of the notes, we have agreed to register pursuant to the registration statement of which this prospectus forms a part, all shares issuable upon exchange of the notes that have been requested by the holder to be so registered. The selling stockholders named below have previously requested registration of the shares issuable upon exchange and have not subsequently informed the Company of the disposition of such corresponding notes. Therefore, the shares listed in the table below exceed the number of shares issuable upon exchange of all outstanding notes at the current exchange rate. The registration statement of which this prospectus forms a part of registers all shares issuable upon exchange of outstanding notes and such additional shares of common stock as may be issued in connection with a stock split, stock dividend or similar transaction. As of June 13, 2013, $11,953,000 aggregate principal amount of notes were outstanding, and, based on the current exchange rate of 5.7703 shares of common stock per $1,000 principal amount of notes, an aggregate of 68,973 shares of common stock would be issuable should all such notes be exchanged for shares of common stock at the current exchange rate. Subject to the foregoing, the shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

Name	Number of shares owned before the offering	Number of shares offered hereby(1)	Number of shares owned after the offering(2)	Percentage of shares owned after the offering(2)(3)
Admiral Flagship Master Fund, LTD*	129,831	129,831	0	+
Agamas Continuum Master Fund, Ltd.(4)	171,667	171,667	0	+
Alexandra Global Master Fund Ltd.(5)	34,621	34,621	0	+
Altma Fund SICAV PLC (in respect of Trinity Sub-Fund)	28,799	28,799	0	+
AM International E Mac 63 LTD	73,311	73,311	0	+
AM Master Fund I, L.P.	91,632	91,632	0	+
Bayerische Hypo—und Vereinsbank AG	28,851	28,851	0	+
Citigroup Global Markets Inc.*(6)	58,845	58,845	0	+
CNH CA Master Account, L.P.(7)	4,040	4,040	0	+
Credit Suisse Securities Ltd, USA*(8)	28,852	28,852	0	+
Credit Suisse Securities (USA) LLC*(8)	152,913	152,913	0	+
CQS Convertible and Quantitative Strategies Master Fund Limited(9)	115,406	115,406	0	+
DBAG London* (10)	181,764	181,764	0	+
D.E. Shaw Valence Portfolios, L.L.C.*(11)	875,563	57,703	817,860	+
Deutsche Bank Securities Inc.*(12)	28,852	28,852	0	+
DKR SoundShore Oasis Holding Fund Ltd.(13)	28,852	28,852	0	+
Domestic + Foreign Missionary Society	237	237	0	+
Ferox Master Fund Limited(14)	76,099	76,099	0	+
Fore Convertible Master Fund, Inc.	3,647	3,647	0	+
Forest Global Convertible Master Fund L.P.	31,772	31,772	0	+
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	3,509	3,509	0	+
FXMC Limited(15)	21,794	21,794	0	+

Name	Number of shares owned before the offering	Number of shares offered hereby(1)	Number of shares owned after the offering(2)	Percentage of shares owned after the offering(2)(3)
Grace Convertible Arbitrage Fund, Ltd.(16)	28,850	28,850	0	+
HBK Master Fund L.P.*(17)	28,852	28,852	0	+
HFR CA Global Opportunity Master Trust	10,537	10,537	0	+
HFR RVA Select Performance Master Trust	2,978	2,978	0	+
Highbridge Convertible Arbitrage Master Fund L.P.(18)	21,638	21,638	0	+
Highbridge International LLC(18)	36,064	36,064	0	+
Inflective Convertible Opportunity Fund I, LTD*(19)	8,079	8,079	0	+
Inflective Convertible Opportunity Fund I, L.P.*(19)	1,153	1,153	0	+
Institutional Benchmarks Master Fund Ltd.	7,086	7,086	0	+
Institutional Benchmark Series—Ivan Segregated Acct.*(19)	9,232	9,232	0	+
Institutional Benchmarks Series—IVAN Segregated Account*	5,194	5,194	0	+
JP Morgan Securities LLC.*	57,657	57,657	0	+
Kamunting Street Master Fund, Ltd.(20)	57,703	57,703	0	+
KBC Financial Products USA Inc.*	6,979	6,979	0	+
LDG Limited(21)	371,000	371,000	0	+
Lehman Brothers Inc.	46,162	46,162	0	+
Linden Capital LP(22)	40,392	40,392	0	+
Lydian Global Opportunities Master Fund L.T.D(23)	239,467	239,467	0	+
Lydian Overseas Partners Master Fund L.T.D(23)	620,307	620,307	0	+
Lyxor / AM Investment Fund, LTD.	15,718	15,718	0	+
Lyxor / Forest Fund Limited	54,761	54,761	0	+
Lyxor / Inflective Convertible Opportunity Fund*(23)	37,507	37,507	0	+
Pearl Assurance PLC(24)	4,039	4,039	0	+
Polygon Global Opportunities Master Fund(25)	432,772	432,772	0	+
Redbrick Capital Master Fund, LTD(26)	86,555	86,555	0	+
Satellite Convertible Arbitrage Master Fund, LLC(27)	14,426	14,426	0	+
SGAM AI Boreal	90,593	90,593	0	+
Stark Master Fund Ltd.*(28)	155,798	155,798	0	+
SuttonBrook Capital Portfolio LP(29)	86,555	86,555	0	+
TQA Master Fund Ltd.(30)	13,653	13,653	0	+
TQA Master Plus Fund Ltd.(30)	8,552	8,552	0	+
Tribeca Convertibles	23,081	23,081	0	+
Tribeca Convertibles LP*	31,448	31,448	0	+
UBS O'Connor LLC F/B/O: O'Connor Global Convertible Arbitrage Master Limited(31)	80,071	80,071	0	+
UBS O'Connor LLC F/B/O: O'Connor Global Convertible Arbitrage II Master Limited(31)	6,483	6,483	0	+
UBS Securities LLC*(32)	123,860	28,851	95,009	+
Wachovia Capital Markets LLC*	17,957	17,957	0	+

Name	Number of shares owned before the offering	Number of shares offered hereby(1)	Number of shares owned after the offering(2)	Percentage of shares owned after the offering(2)(3)
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC(38)	4,507	4,507	0	+

Total**	5,058,523	4,145,654	912,869	+

+
Less than 1%.

*
The selling stockholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling stockholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act.

**
Information about any other selling stockholders will be set forth in one or more prospectus supplements or amendments, if required. Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any of our common shares other than the common shares issuable upon exchange of the notes at the initial exchange rate.

(1)
Represents the maximum number of common shares issuable in exchange for all of the selling stockholder's notes, based on the initial exchange rate of 5.7703 of our common shares per $1,000 principal amount of the notes. This conversion rate is, however, subject to adjustment. As a result, the number of our common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)
Assumes the selling stockholder sells all of its shares of common stock offered pursuant to this prospectus.

(3)
Based on a total of 95,272,364 shares of common stock outstanding as of June 13, 2013.

(4)
The controlling person of Agamas Continuum Master Fund, Ltd. is Michael Reeber.

(5)
The controlling person of Alexandra Global Master Fund Ltd. is Mikhail Filimonov. The 34,621 shares reflect the shares issuable upon exchange of the total holdings of Alexandra Global Master Fund Ltd. as of March 7, 2008 with respect to the notes.

(6)
Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc.

(7)
CNH Partners, LLC is the Investment Advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the registrable shares. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino. The 4,040 shares reflect the shares issuable upon exchange of the total holdings of CNH CA Master Account, L.P. as of July 17, 2008 with respect to the notes.

(8)
Credit Suisse Securities Ltd., USA and Credit Suisse Securities (USA) LLC are each an investment company registered under the Investment Company Act of 1940, as amended.

(9)
Alan Smith, Dennis Hunter, Karla Bodden, Jane Fleming and Jonathan Crowther are the Directors of CQS Convertible and Quantitative Strategies Master Fund Limited.

(10)
Patrick Corrigan is the controlling person of DBAG London.

(11)
D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of common stock issuable upon exchange of the notes owned by D.E. Shaw Valence Portfolios, L.L.C. Julius Gaudio, Eric Wespic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.'s behalf.

(12)
Deutsche Bank Securities Inc. is a publicly held company.

(13)
The investment manager of DKR SoundShore Oasis Holding Fund Ltd. is DKR Oasis Management Company LP. DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR SoundShore Oasis Holding Fund, Ltd., including voting any shares held by DKR SoundShore Oasis Holding Fund, Ltd. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company LP. Mr. Fischer has ultimate responsibility for investments with respect to DKR SoundShore Oasis Holding Fund Ltd. Mr. Fischer disclaims beneficial ownership of the shares.

(14)
The controlling person of Ferox Master Fund Limited is Henning von Issendorff.

(15)
The controlling entity of FXMC Limited is Inter Caribbean Services Ltd. The controlling person of Inter Caribbean Services Ltd. is Jan Oyens.

(16)
Michael Brailon is the controlling person of Grace Convertible Arbitrage Fund, Ltd.

(17)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares included herein pursuant to an Investment Management Agreement between HBK Investments L.P. and the HBK Master Fund L.P. HBK Investments L.P. has delegated discretion to vote and dispose of such shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose.

(18)
Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC.

(19)
Thomas J. Ray is the controlling person of Inflective Convertible Opportunity Fund I, LTD., Inflective Convertible Opportunity Fund I, LP., Institutional Benchmarks Series-IVAN Segregated Account and Lyxor/Inflective Convertible Opportunity Fund.

(20)
The controlling person for Kamunting Street Master Fund, Ltd. is Allen Teh.

(21)
TQA Investors LLC has sole investment power and sole voting power. Its members are: Paul Bucci, Darren Langis, Andrew Anderson and Steven Potamis.

(22)
Siu Min Wong is the controlling person of Linden Capital LP.

(23)
The controlling person of Lydian Global Opportunities Master Fund L.T.D and of Lydian Overseas Partners Master Fund L.T.D is David Friezo.

(24)
The controlling entity of Pearl Assurance PLC is Pearl Assurance Ltd. The controlling person of Pearl Assurance Ltd. is Jonathan Moss.

(25)
Polygon Investment Partner LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. Polygon Investment Partner LLP and Polygon Investment Partners LP, Polygon Investments Ltd., Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Fund.

(26)
Jeff Baum and Tony Morgan are the controlling persons of Redbrick Capital Master Fund, Ltd.

(27)
The discretionary investment manager of Satellite Convertible Arbitrage Master Fund, LLC is Satellite Asset Management, L.P. ("SAM"). The controlling entity of SAM is Satellite Fund Management, LLC ("SFM"). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM and SFM and each named individual disclaims beneficial ownership of the securities.

(28)
Michael A. Roth and Brian J. Stark have voting and investment control over the securities held by Stark Master Fund Ltd., but Messrs. Roth and Stark disclaim beneficial ownership of such securities.

(29)
SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. John London and Steven M. Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.

(30)
TQA Investors, LLC, an SEC registered investment adviser for TQA Master Fund Ltd. and TQA Master Plus Fund Ltd. and Zurich Institutional Benchmarks Master Fund c/o TQA Investors, LLC, has sole investment power and shared voting power over any registered shares. The principals of TQA Investors, LLC are Robert Butman, John Idone, Paul Bucci, George Esser, Bartholomew Tesoriero, DJ Langis and Andrew Anderson.

(31)
The selling stockholder is a fund which cedes investment control to UBS O'Connor LLC, which makes all of the investment decisions and voting decisions. UBS O'Connor LLC is a wholly owned subsidiary of UBS AG, which is listed on the New York Stock Exchange.

(32)
UBS Securities LLC is required to file periodic and other reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax consequences that are generally applicable to prospective holders of the offered securities. The specific tax consequences of owning the offered securities will vary depending on the circumstances of a particular stockholder. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders. Therefore, we strongly recommend that stockholders review the following discussion and then consult with a tax advisor to determine the anticipated tax consequences of owning the offered securities.

        The information in this section and the opinions of Greenberg Traurig, LLP are based on the Code, existing and proposed Treasury regulations thereunder, current administrative interpretations and court decisions. We cannot assume that future legislation, Treasury regulations, administrative interpretations and court decisions will not significantly change current law or affect existing interpretations of current law in a manner which is adverse to stockholders. Any such change could apply retroactively to transactions preceding the date of change. We cannot assume that the opinions and statements set forth herein, which do not bind the Internal Revenue Service (the "IRS") or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not discuss state, local or foreign tax considerations. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are U.S. persons for federal income tax purposes (as described below) and who hold the offered securities as "capital assets" within the meaning of Section 1221 of the Code. Accordingly, the following discussion has limited application to domestic corporations and persons subject to specialized federal income tax treatment, such as foreign persons, trusts, estates, tax-exempt entities, regulated investment companies and insurance companies.

        Under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, prospective stockholders should consult their respective tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein. In addition, prospective stockholders are urged to consult with their own tax advisors with regard to the application of the federal income tax laws to such stockholders' respective personal tax situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of SL Green

        We elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for our taxable year ended December 31, 1997. We believe that we have been organized and have operated, and we intend to continue to operate, in a manner to qualify as a REIT. In the opinion of Greenberg Traurig, LLP, commencing with our taxable year ended December 31, 2001, we have been organized and have been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on factual representations relating to the organization and operation of us, SLGOP, and their respective subsidiaries, factual representations relating to our continued efforts to comply with the various REIT tests and such documents that Greenberg Traurig, LLP has considered necessary or appropriate to review as a basis for rendering this opinion. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various qualification tests imposed under the Code. Greenberg Traurig, LLP will not review compliance with these tests on a continuing basis. See "Failure to Qualify" below.

        The following is a general summary of the material Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we distribute currently to stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to federal income and excise tax in specific circumstances, including the following:

  •
  we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

  •
  we may be subject to the alternative minimum tax on our items of tax preference;

  •
  if we have (a) net income from the sale or other disposition of foreclosure property (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income;

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  if we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax;

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  if we fail to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on (i) the greater of (a) the amount by which we fail the 75% test and (b) the amount by which we fail the 95% test, multiplied by (ii) a fraction intended to reflect our profitability;

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  if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed;

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  if we fail to satisfy any of the REIT asset tests (other than a de minimis failure to meet the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated during a certain period by the nonqualifying assets that caused us to fail such test;

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  if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

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  if we acquire any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the corporation and we recognize gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by us, then we will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis in such property at such time. Under the built-in gain rule, we will be subject to tax on such gain at the highest regular corporate rate applicable;

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  if it is determined that amounts of certain income and expense were not allocated between us and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's-length dealing, or to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts;

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  if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our shares, and the failure was not due to reasonable cause or to willful neglect, we will be required to pay a penalty of $25,000, or if the failure is intentional, a $50,000 penalty; and

  •
  certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

Requirements for Qualification

        The Code defines a REIT as a corporation, trust, or association:

  •
  that is managed by one or more trustees or directors;

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  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

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  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

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  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

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  the beneficial ownership of which is held by 100 or more persons;

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  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals; and

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  that meets other tests, described below, regarding the nature of its income and assets.

        The Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT. We believe we have issued and have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (e) and (f). In addition, we intend to comply with Treasury regulations requiring us to ascertain the actual ownership of our outstanding shares. Our charter includes restrictions regarding the transfer of shares of capital stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (e) and (f) above. See "Restrictions on Ownership of Capital Stock" beginning on page 11 of this prospectus.

        If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by SL Green or by SLGOP is generally disregarded as a separate entity for federal income tax purposes.

        In the case of a REIT that is a partner in a partnership, Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests, that they have in the hands of the partnership. Thus, our proportionate share of the assets, liabilities and items of gross income of SLGOP will be treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

        Income Tests.    In order to maintain qualification as a REIT, we must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we are entitled to relief under specific provisions of the Code. These relief provisions generally are available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying gross income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant;

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  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property; and

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  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1%

or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        We have received a favorable ruling from the IRS with respect to our provision of telecommunication services, including high-speed Internet access, to our tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that we receive for providing these services will constitute rents from real property.

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test as well as the 95% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Prohibited Transaction Income.    Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (other than foreclosure property) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of our sales are prohibited transactions, and we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

        Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

        From time to time our taxable REIT subsidiaries may provide services to our tenants. We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm's-length fee for tenant services over the amount actually paid.

        Asset Tests.    In order to maintain qualification as a REIT, we must also satisfy, at the close of each quarter of our taxable year, the following tests relating to the nature of our assets:

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  at least 75% of the value of our total assets must be represented by real estate assets, including (a) our allocable share of real estate assets held by SLGOP or any partnerships in which SLGOP owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

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  no more than 25% of the value of our total assets may consist of securities other than those that qualify under the 75% test described above;

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  no more than 25% of the value of our total assets may be securities of one or more Taxable REIT Subsidiaries; and

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  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets; (b) we may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) we may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain "straight debt" securities).

        We own in excess of 10% of the stock of each of Gramercy Capital Corp. and a number of non-publicly traded REITs, each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. We believe that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, our interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to our ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, we could fail to qualify as a REIT.

        A "Taxable REIT Subsidiary" is a corporation in which we own an interest that may earn income that would not be qualifying income if we earned it directly and may hold assets that would not be qualifying assets if we held them directly. We may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, we and the corporation must make a joint election by filing a Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between us and a Taxable REIT Subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the Taxable REIT Subsidiary at arm's length (as described above). The 100% tax is also imposed to the extent we charge a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate (as described above).

        After initially meeting an asset test at the close of any quarter, we will not lose our status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values (including, for tax years beginning after July 30, 2008, a discrepancy caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to meet the 5% test, the 10% vote test or the 10% value test if the value of the assets causing the violation did not exceed the lesser of 1% of the value of our assets at the end of the quarter in which the violation occurred or $10,000,000 and we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. In addition, for a failure to meet the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure to meet the 75% test, the 25% test, or the 25% taxable REIT subsidiary asset test, we would not lose our REIT status if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases we would be entitled to these relief provisions.

        Annual Distribution Requirements.    In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (A) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. We must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before we timely file our tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT ordinary taxable income, we will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        We intend to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of SLGOP authorizes us, as general partner, to take such steps as may be necessary to cause SLGOP to make distributions to its partners in amounts sufficient to permit us to meet these distribution requirements. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances do occur, then in order to meet the 90% distribution requirement, we may cause SLGOP to arrange for short-term, or possibly long-term, borrowings to permit the payment of required distributions.

        Recent IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for 2008, 2009, 2010 or 2011, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2012 and 2013, so long as we follow procedures set forth in the ruling. We paid all 2012 dividends entirely in the form of cash. However, we may pay a portion of 2013 dividends on our common stock with shares of our common stock. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Under specific circumstances, we may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

        Effective beginning with our 2005 taxable year, we would not lose our REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving our organizational structure, if the failure was due to reasonable cause and not due to willful neglect and we were to pay a tax of $50,000. It is not possible, however, to state whether in all cases we would be entitled to this statutory relief.

Other Tax Considerations

Effect of Tax Status of Operating Partnership and Other Entities on REIT Qualification

        All of our significant investments are held through SLGOP. SLGOP may hold interests in properties through property-owning entities. SLGOP and the property-owning entities involve special tax considerations. These tax considerations include:

  •
  allocations of income and expense items of SLGOP and the property owning entities, which could affect the computation of taxable income of SL Green;

  •
  the status of SLGOP and the property-owning entities as partnerships or entities that are disregarded as entities separate from their owners, as opposed to associations taxable as corporations, for income tax purposes, and

  •
  the taking of actions by SLGOP or any of the property-owning entities that could adversely affect our qualification as a REIT.

        In the opinion of Greenberg Traurig, LLP, based on the factual representations by SL Green and SLGOP, referred to in the first paragraph of this section, for federal income tax purposes SLGOP will be treated as a partnership and not as an association taxable as a corporation. If, however, SLGOP were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.

        The partnership agreement requires that SLGOP be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of SLGOP through its rights as the sole general partner of SLGOP.

Tax Allocations with Respect to the Properties

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference." Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. SLGOP was funded by way of contributions of appreciated property to SLGOP in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations."

        The Section 704 (c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. SLGOP generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from our perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to us and other partners that did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if SLGOP had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause us (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to us as a result of such sale, with a corresponding benefit to the other partners in SLGOP. These allocations might adversely affect our ability to comply with REIT distribution requirements, although we do not anticipate that this will occur. These allocations may also affect our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed values.

        Interests in the properties purchased by SLGOP for cash simultaneously with or subsequent to our admission SLGOP initially will have a tax basis equal to their fair market value. Thus, Section 704(c) of the Code will not apply to such interests.

Taxation of Stockholders

        This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. Stockholders should consult their own tax advisors for a complete description of the tax consequences of investing in our stock.

        As used herein, the term "U.S. Stockholder" means a stockholder who is a U.S. Person. A "U.S. person" means any beneficial owner of our stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is, for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

        As used herein, the term "Non-U.S. Stockholder" means a beneficial owner of our stock, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Stockholder.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A beneficial owner of our common stock that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of our common stock received pursuant to an exchange of a note.

Taxation of U.S. Stockholders

        Distributions.    As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the stockholder has held our stock. If we elect to retain and pay income tax on any net capital gain, a U.S. Stockholder would include in its income as capital gain its proportionate share of such net capital gain. A U.S. Stockholder would also receive the right to claim a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by us. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such U.S. Stockholder's stock. To the extent that such distributions exceed a U.S. Stockholder's adjusted basis in the stock, such distributions will be included in income as capital gain, assuming the stock is a capital asset in the hands of the stockholder.

        Any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided the dividend is actually paid by us during January of the following calendar year.

        Recent IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for 2008, 2009, 2010 or 2011, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2012 and 2013, so long as we follow procedures set forth in the ruling. We paid all 2012 dividends entirely in the form of cash. However, we may pay a portion of 2013 dividends on our common stock with shares of our common stock. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Sale or Exchange.    In general, a taxable U.S. Stockholder recognizes capital gain or loss on the sale or exchange of our stock equal to the difference between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the stockholder's adjusted basis in the stock. To the extent a U.S. Stockholder who is an individual, a trust or an estate holds the stock for more than one year, any gain recognized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. Stockholder from selling or otherwise disposing of our stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the stockholder that were required to be treated as long-term capital gains.

        Tax Rates On Capital Gains and Dividends.    The maximum tax rate for non-corporate U.S. Stockholders for (1) capital gains, including certain "capital gain dividends," is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) "qualified dividend income" is also 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT's dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year). U.S. Stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their U.S. status to us.

        Backup Withholding.    We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding currently at a rate of 28% with respect to dividends paid unless the stockholder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies with respect to certain matters, and otherwise complies with the applicable requirements of the backup withholding rules.

        An individual who is a U.S. Stockholder may satisfy the requirements for avoiding backup withholding by providing us with an appropriately prepared IRS Form W-9. If a U.S. Stockholder does not provide us with its correct taxpayer identification number, then the U.S. Stockholder may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the U.S. Stockholder's federal income tax liability, provided the U.S. Stockholder timely furnishes the required information to the IRS.

Taxation of U.S. Tax-Exempt Stockholders

        The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a U.S. tax-exempt entity. Based on that ruling, the dividend income from our stock will not be UBTI to a U.S. tax-exempt stockholder, provided that the U.S. tax-exempt stockholder has not held stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the U.S. tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt stockholder has held such stock as debt financed property within the meaning of the Code or has used the stock in a trade or business.

        Notwithstanding the above paragraph, if we are a pension-held REIT, then any qualified pension trust that holds more than 10% of our stock will have to treat dividends as UBTI in the same proportion that our gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a) of the Code. In general, we will be treated as a pension-held REIT if both (a) we are predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of our stock or one or more such trusts, each holding more than 10% of the value of our stock, collectively hold more than 50% of the value of our stock) and (b) we would not be a REIT if we had to treat our stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although we do not anticipate being classified as a pension-held REIT, we cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from us may also constitute UBTI. You are described in Section 512(a)(3) of the Code if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20) of the Code.

Taxation of Non-U.S. Stockholders

        The rules governing the U.S. federal income taxation of a Non-U.S. Stockholder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions to Non-U.S. Stockholders will ordinarily be subject to a withholding of U.S. federal income tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation.

        Recent IRS revenue procedures allowed us to satisfy the REIT distribution requirements with respect to years 2008 through 2011 by making distributions partly in cash and partly in shares of our common stock, so long as we followed certain procedures. We did not utilize this procedure for 2008, 2009, 2010 or 2011, and the IRS has not renewed the procedure for later years. However, we obtained a favorable ruling from the IRS pursuant to which we may pay distributions partly in cash and partly in shares of our common stock with respect to 2012 and 2013, so long as we follow procedures set forth in the ruling. We paid all 2012 dividends entirely in the form of cash. However, we may pay a portion of 2013 dividends on our common stock with shares of our common stock. If we were to pay such a dividend, we generally would be required to withhold U.S. federal income tax with respect to such dividends paid to Non-U.S. Stockholders, including in respect of all or a portion of such dividend that is payable in stock. The decision to authorize and pay dividends on our common stock in the future, as well as the timing, amount and composition of any such dividends, is at the sole discretion of our board of directors.

        Dividends paid to an address in a country outside the United States are not presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. A Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate generally will need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A Non-U.S. Stockholder who wishes to claim that distributions are effectively connected with a United States trade or business, generally will need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to Non-U.S. Stockholders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from the disposition by us of a U.S. real property interest, will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of our stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of its stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding of U.S. federal income tax at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

        Capital Gain Dividends.    For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the same capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by us as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by us as a capital gain dividend. However, capital gain dividends paid to a Non-U.S. Stockholder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as capital gain dividends subject to FIRPTA, if the Non-U.S. Stockholder owns no more than 5% of the class of stock at any time during the one-year period ending on the dividend payment date.

        Sale or Exchange of Stock.    Gain recognized by a Non-U.S. Stockholder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under the provisions of FIRPTA if we are a domestically controlled qualified investment entity. A REIT is a "domestically controlled qualified investment entity" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a non-U.S. Stockholder if (a) investment in the stock is treated as effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (b) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year (and certain other requirements are met), in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. A similar rule will apply to capital gain dividends not subject to FIRPTA.

        We will be a domestically controlled qualified investment entity if at all times during a specified testing period we are a REIT and less than 50% in value of our common stock is held, directly or indirectly, by non-U.S. persons. We believe that we currently are a domestically controlled qualified investment entity and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. However, because our common stock is publicly traded, no assurance can be given that we are or will continue to be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, whether or not a Non-U.S. Stockholder's sale of stock would be subject to tax under FIRPTA would depend on whether or not the stock was regularly traded on an established securities market and on the size of the selling Non-U.S. Stockholder's interest in us. Currently, our stock is regularly traded on an established securities market. However, we cannot assure you that our stock will be so traded at the time you may wish to dispose of our stock. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

        Backup Withholding and Information Reporting.    Information reporting requirements and backup withholding generally will not apply to payments made by us or our agent on stock to a Non-U.S. Stockholder if IRS Form W-8BEN (or a suitable substitute form) is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a U.S. person. An IRS Form W-8BEN is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner. The beneficial owner must inform the withholding agent within 30 days of such change and furnish a new IRS Form W-8BEN. A Non-U.S. Stockholder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the stock on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

        Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of stock effected outside the United States by a non-U.S. office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a non-U.S. office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Stockholder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

        Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the stock provides IRS Form W-8BEN or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a holder of a stock under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder timely furnishes the required information to the IRS.

Recent Legislation

        Foreign Account Tax Compliance Act ("FATCA") is contained in Sections 1471 through 1474 of the Code (and the Treasury Regulations thereunder) and was originally enacted in 2010 as part of the Hiring Incentives to Restore Employment Act. Beginning January 1, 2014, FATCA will impose a U.S. withholding tax at a 30% rate on dividends and, beginning January 1, 2017, on proceeds of sale in respect of our stock received by U.S. Stockholders who own their shares of our stock through foreign accounts or foreign intermediaries and certain Non-U.S. Stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In general, these disclosure and reporting rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial U.S. owners of such entity. In the event of noncompliance with the revised requirements, withholding at a rate of 30% on distributions in respect of our stock and gross proceeds from the sale of our stock held by or through such foreign entities would be imposed. Non-U.S. persons that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld (under FATCA or otherwise). Prospective investors should consult with their tax advisors regarding the application of these rules to an investment in our stock.

        On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (the "Reconciliation Act"). Under the Reconciliation Act, if a U.S. Stockholder is not a corporation, such holder will generally be subject to a 3.8% tax on the lesser of (1) such holder's "net investment income" for the taxable year and (2) the excess of such holder's modified adjusted gross income for the taxable year over a certain threshold. Such holder's net investment income will generally include any income or gain recognized by such holder with respect to our stock, unless such income or gain is derived in the ordinary course of the conduct of such holder's trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Stockholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our stock.

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Federal Estate Taxes

        In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Under current law, the highest U.S. federal estate tax rate is 40% and the basic U.S. federal estate tax exclusion amount is $5,250,000, which is indexed for inflation.

State and Local Tax

        We and our stockholders may be subject to state and local tax in states and localities in which we and/or they do business or own property. Our tax treatment and the tax treatment of our stockholders in such jurisdictions may differ from the U.S. federal income tax treatment described above.

PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time of registered shares by the holders thereof. We are registering the resale of registered shares for sale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by us or offered or sold by the selling stockholders.

        The selling stockholders may, from time to time, offer the registered shares in one or more transactions (which may involve crosses or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the registered shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition, any registered shares that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

        The selling stockholders may effect such transactions by selling registered shares to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the selling stockholders and/or the purchasers of registered shares for whom they may act as agent. The selling stockholders and any agents or broker-dealers that participate in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        In the event of a "distribution" of the registered shares, selling stockholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under Exchange Act prohibits certain "stabilizing bids" or "stabilizing purchases" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

        At a time a particular offer of registered shares is made, a prospectus supplement, if required, will be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information. The registered shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the registered shares, may be sold only through registered or licensed brokers or dealers or, if required, an exemption from issuer-dealer registration is perfected.

        Pursuant to the registration rights agreement for the benefit of the selling stockholders, we have agreed to pay all expenses of effecting the registration of the registered shares offered hereby (in each case, other than underwriting discounts and commissions, fees and disbursements of accountants representing the holder and certain transfer taxes, if any) and have agreed to indemnify each holder of such registered shares and its officers and directors and any person who controls any holder against certain losses, claims, damages and expenses arising under the securities laws.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Ballard Spahr LLP, Baltimore, Maryland and the legal matters described under "Material United States Federal Income Tax Considerations" will be passed upon by Greenberg Traurig, LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, also represents us in certain matters. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp. and the consolidated financial statements of 1515 Broadway Realty Corp., each appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our Internet website (http://www.slgreen.com). The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any document that we file in the future with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.

Document	Period
SL Green Realty Corp.'s Annual Report on Form 10-K (File No. 1-13199)	Year ended December 31, 2012

Period
SL Green Realty Corp.'s Quarterly Report on Form 10-Q (File No. 1-13199)	Quarter ended March 31, 2013

Period
SL Green Realty Corp.'s Current Reports on Forms 8-K (File No. 1-13199)	April 24, 2013
May 10, 2013 May 21, 2013

Filed
SL Green Realty Corp.'s Definitive Proxy Statement on Schedule 14A (File No. 1-13199)	April 26, 2013

Filed
Description of SL Green Realty Corp.'s common stock contained in our Registration Statement on Form 8-A (File No. 1-13199)	July 21, 1997

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Attention: Investor Relations
Telephone: (212) 594-2700

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the registrant. All amounts shown are estimates, except for the SEC registration fee:

SEC registration fee	$—
Legal fees and expenses	30,000
Accounting fees and expenses	10,000
Miscellaneous	15,000

Total	$55,000

Item 15.    Indemnification of Directors and Officers.

        The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. SL Green Realty Corp.'s ("SL Green") charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        SL Green's charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director or officer of our company and at the request of us, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of SL Green obligate it, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director of SL Green and at the request of SL Green, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit SL Green to indemnify and advance expenses to any person who served a predecessor of SL Green in any of the capacities described above and to any employee or agent of SL Green or a predecessor of SL Green.

        The MGCL requires a corporation (unless its charter provides otherwise, which the charter of SL Green does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless ordered by a court and then only for expenses. In addition, the MGCL requires SL Green, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by the bylaws and (ii) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        SL Green has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that SL Green indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, SL Green must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under SL Green's directors' and officers' liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded by the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors or to eliminate the rights they provide.

Item 16.    Exhibits

4.1	Articles of Amendment and Restatement, incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated May 24, 2007, filed with the SEC on May 30, 2007.
4.2
Certificate of Correction to Articles of Amendment and Restatement, incorporated by reference to Amendment No. 1 to SL Green Realty Corp.'s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009.
4.3	Specimen Common Stock Certificate, incorporated by reference to SL Green Realty Corp.'s Registration Statement on Form S-11 (No. 333-29329), declared effective by the SEC on August 14, 1997.
4.4
Articles Supplementary reclassifying and designating an additional 5,400,000 shares of preferred stock as Series C Preferred Stock of SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp's Form 8-K, dated January 20, 2010, filed with the SEC on January 20, 2010.
4.5
Articles Supplementary, effective August 9, 2012, classifying and designating 9,200,000 shares of the Series I Preferred Stock of SL Green Realty Corp., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 9, 2012, filed with the SEC on August 9, 2012.
4.6
Form of stock certificate evidencing the Series C Preferred Stock of SL Green Realty Corp., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated December 3, 2003, filed with the SEC on December 10, 2003.
4.7
Form of stock certificate evidencing the Series I Preferred Stock of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated August 10, 2012, filed with the SEC on August 10, 2012.

4.8	Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated December 12, 2007, filed with the SEC on December 14, 2007.
4.9
Amendment No. 1 to the Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated March 13, 2009, filed with the SEC on March 13, 2009.
4.10
Amendment No. 2 to the Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated September 16, 2009, filed with the SEC on September 16, 2009.
4.11	Amendment No. 3 to the Second Amended and Restated Bylaws of SL Green, incorporated by reference to SL Green's Form 8-K, dated December 17, 2012, filed with the SEC on December 17, 2012.
4.12
Indenture, dated March 26, 1999, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp. and The Bank of New York, as Trustee, incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated March 23, 1999, filed with the SEC on March 26, 1999.
4.13
First Supplemental Indenture, dated January 25, 2007, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp., SL Green Realty Corp. and The Bank of New York, as Trustee, to the Indenture, dated March 26, 1999, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp. and The Bank of New York, as Trustee, incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated January 24, 2007, filed with the SEC on January 30, 2007.
4.14
Form of 5.875% Notes due 2014 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated August 12, 2004, filed with the SEC on August 12, 2004.
4.15
Form of 4.00% Exchangeable Senior Debentures due 2025 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated June 27, 2005, filed with the SEC on June 27, 2005.
4.16
Form of 6.00% Notes due 2016 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated March 31, 2006, filed with the SEC on March 31, 2006.
4.17
Indenture, dated as of March 26, 2007, by and among SL Green Realty Corp., SL Green Operating Partnership, L.P. and The Bank of New York, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 21, 2007, filed with the SEC on March 27, 2007.
4.18
Form of 3.00% Exchangeable Senior Notes due 2027 of SL Green Operating Partnership, L.P., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 21, 2007, filed with the SEC on March 27, 2007.
4.19
Indenture, dated as of March 16, 2010, among Reckson Operating Partnership, L.P., as Issuer, SL Green Realty Corp. and SL Green Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 16, 2010, filed with the SEC on March 17, 2010.
4.20
Form of 7.75% Senior Note due 2020 of Reckson Operating Partnership, L.P., SL Green Realty Corp. and SL Green Operating Partnership, L.P., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 16, 2010, filed with the SEC on March 17, 2010.

4.21		Indenture, dated as of October 12, 2010, by and among SL Green Operating Partnership, L.P., as Issuer, Reckson Operating Partnership, L.P., as Guarantor, SL Green Realty Corp. and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated October 12, 2010, filed with the SEC on October 14, 2010.
4.22
Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and the Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.23
First Supplemental Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, to the Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.24
Form of 5.00% Senior Note due 2018 of SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.25
Second Supplemental Indenture, dated as of November 15, 2012, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, to the Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated November 15, 2012, filed with the SEC on November 15, 2012.
4.26
Form of 4.50% Senior Note due 2022 of SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated November 15, 2012, filed with the SEC on November 15, 2012.
4.27
Junior Subordinated Indenture, dated as of June 30, 2005, between SL Green Operating Partnership, L.P. and JPMorgan Chase Bank, National Association, as trustee, incorporated by reference to the SL Green Realty Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005.
5.1	*	Opinion of Ballard Spahr LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1	*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
23.1	*	Consent of Ernst & Young LLP.
23.2	*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.3	*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1	*	Power of Attorney (included on the signature pages hereto).

*
Filed herewith.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, That: paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

              (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:

        The undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 14, 2013.

SL GREEN REALTY CORP.
By:	/s/ JAMES MEAD Name: James Mead Title: Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp., hereby severally constitute James Mead and Andrew S. Levine, and each of them singly, our due and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all similar things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC HOLLIDAY Marc Holliday	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2013
/s/ JAMES MEAD James Mead	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2013
/s/ STEPHEN L. GREEN Stephen L. Green	Chairman of the Board of Directors	June 14, 2013
/s/ JOHN H. ALSCHULER, JR. John H. Alschuler, Jr.	Director	June 14, 2013

Signature	Title	Date

/s/ EDWIN THOMAS BURTON, III Edwin Thomas Burton, III	Director	June 14, 2013
/s/ CRAIG M. HATKOFF Craig M. Hatkoff	Director	June 14, 2013
/s/ JOHN S. LEVY John S. Levy	Director	June 14, 2013

EXHIBIT INDEX

4.1	Articles of Amendment and Restatement, incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated May 24, 2007, filed with the SEC on May 30, 2007.
4.2
Certificate of Correction to Articles of Amendment and Restatement, incorporated by reference to Amendment No. 1 to SL Green Realty Corp.'s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009.
4.3	Specimen Common Stock Certificate, incorporated by reference to SL Green Realty Corp.'s Registration Statement on Form S-11 (No. 333-29329), declared effective by the SEC on August 14, 1997.
4.4
Articles Supplementary reclassifying and designating an additional 5,400,000 shares of preferred stock as Series C Preferred Stock of SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp's Form 8-K, dated January 20, 2010, filed with the SEC on January 20, 2010.
4.5
Articles Supplementary, effective August 9, 2012, classifying and designating 9,200,000 shares of the Series I Preferred Stock of SL Green Realty Corp., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 9, 2012, filed with the SEC on August 9, 2012.
4.6
Form of stock certificate evidencing the Series C Preferred Stock of SL Green Realty Corp., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated December 3, 2003, filed with the SEC on December 10, 2003.
4.7
Form of stock certificate evidencing the Series I Preferred Stock of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated August 10, 2012, filed with the SEC on August 10, 2012.
4.8	Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated December 12, 2007, filed with the SEC on December 14, 2007.
4.9
Amendment No. 1 to the Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated March 13, 2009, filed with the SEC on March 13, 2009.
4.10
Amendment No. 2 to the Second Amended and Restated Bylaws of the SL Green Realty Corp., incorporated by reference to the SL Green Realty Corp.'s Form 8-K, dated September 16, 2009, filed with the SEC on September 16, 2009.
4.11	Amendment No. 3 to the Second Amended and Restated Bylaws of SL Green, incorporated by reference to SL Green's Form 8-K, dated December 17, 2012, filed with the SEC on December 17, 2012.
4.12
Indenture, dated March 26, 1999, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp. and The Bank of New York, as Trustee, incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated March 23, 1999, filed with the SEC on March 26, 1999.
4.13
First Supplemental Indenture, dated January 25, 2007, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp., SL Green Realty Corp. and The Bank of New York, as Trustee, to the Indenture, dated March 26, 1999, among Reckson Operating Partnership, L.P., Reckson Associates Realty Corp. and The Bank of New York, as Trustee, incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated January 24, 2007, filed with the SEC on January 30, 2007.

4.14	Form of 5.875% Notes due 2014 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated August 12, 2004, filed with the SEC on August 12, 2004.
4.15
Form of 4.00% Exchangeable Senior Debentures due 2025 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated June 27, 2005, filed with the SEC on June 27, 2005.
4.16
Form of 6.00% Notes due 2016 of Reckson Operating Partnership, L.P., incorporated by reference to Reckson Operating Partnership, L.P.'s Form 8-K, dated March 31, 2006, filed with the SEC on March 31, 2006.
4.17
Indenture, dated as of March 26, 2007, by and among SL Green Realty Corp., SL Green Operating Partnership, L.P. and The Bank of New York, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 21, 2007, filed with the SEC on March 27, 2007.
4.18
Form of 3.00% Exchangeable Senior Notes due 2027 of SL Green Operating Partnership, L.P., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 21, 2007, filed with the SEC on March 27, 2007.
4.19
Indenture, dated as of March 16, 2010, among Reckson Operating Partnership, L.P., as Issuer, SL Green Realty Corp. and SL Green Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 16, 2010, filed with the SEC on March 17, 2010.
4.20
Form of 7.75% Senior Note due 2020 of Reckson Operating Partnership, L.P., SL Green Realty Corp. and SL Green Operating Partnership, L.P., incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated March 16, 2010, filed with the SEC on March 17, 2010.
4.21
Indenture, dated as of October 12, 2010, by and among SL Green Operating Partnership, L.P., as Issuer, Reckson Operating Partnership, L.P., as Guarantor, SL Green Realty Corp. and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated October 12, 2010, filed with the SEC on October 14, 2010.
4.22
Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and the Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.23
First Supplemental Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, to the Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.
4.24
Form of 5.00% Senior Note due 2018 of SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated August 5, 2011, filed with the SEC on August 5, 2011.

4.25	Second Supplemental Indenture, dated as of November 15, 2012, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, to the Indenture, dated as of August 5, 2011, among SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, and The Bank of New York Mellon, as Trustee, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated November 15, 2012, filed with the SEC on November 15, 2012.
4.26
Form of 4.50% Senior Note due 2022 of SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P., as Co-Obligors, incorporated by reference to SL Green Realty Corp.'s Form 8-K, dated November 15, 2012, filed with the SEC on November 15, 2012.
4.27
Junior Subordinated Indenture, dated as of June 30, 2005, between SL Green Operating Partnership, L.P. and JPMorgan Chase Bank, National Association, as trustee, incorporated by reference to the SL Green Realty Corp.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005.
5.1*	Opinion of Ballard Spahr LLP, counsel to the registrant, as to the legality of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP, counsel to the registrant, as to certain tax matters.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1).
24.1*	Power of Attorney (included on the signature pages hereto).

*
Filed herewith.